EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into Form S-3 (File Nos. 333-185898 and 333-182470) and into Form S-8 (File Nos. 333-147579, 333-151869 and 333-166816) of our report dated April 8, 2013, on our audit of the consolidated financial statements of Northwest Biotherapeutics, Inc. and Subsidiaries (a development stage company) ("the Company") appearing in the Annual Report on Form 10-K of Northwest Biotherapeutics, Inc. for the year ended December 31, 2012.

Our report, dated April 8, 2013, contains an explanatory paragraph that states that the Company has experienced recurring losses from operations since inception, net operating cash flow deficits, and has a deficit accumulated during the development stage. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Peterson Sullivan LLP

Seattle, Washington

April 1, 2014